Exhibit 99.1
News From
Royal Caribbean Cruises Ltd.
Corporate Communications Office
1050 Caribbean Way, Miami, Florida 33132-2096
Contact:   Elizabeth Oates
(305) 982-2625
For Immediate Release

ROYAL CARIBBEAN REPORTS 2013 RESULTS AND PROVIDES 2014
GUIDANCE

MIAMI – January 27, 2014 – Royal Caribbean Cruises Ltd. (NYSE, OSE: RCL) today reported 2013 results and provided guidance for 2014.

KEY HIGHLIGHTS
Full Year 2013:

>
Adjusted EPS was $2.40, $0.05 above the top end of the company’s previous guidance.  Strong close-in demand for Europe and Asia sailings coupled with continued strong performance in onboard revenue drove the improvement.  Adjusted Net Income was $530.6 million versus $432.2 million in 2012.

>	Net yields increased 3.2% on a Constant-Currency basis (2.7% As Reported).
>	Net Cruise Costs (“NCC”) excluding fuel increased 1.8% on a Constant-Currency basis (2.1% As Reported).
>
The company recorded restructuring and related charges of $56.9 million for the full year, including $43.0 million in the fourth quarter.  These charges relate to the previously announced global restructuring actions and the pending sale of Pullmantur’s non-core businesses.

>	US GAAP EPS and net income were $2.14 per share and $473.7 million, respectively, which include the $56.9 million of restructuring and related charges described in this release.

During the last earnings call, we stated that the company was seeking to divest Pullmantur’s non-core businesses to facilitate Pullmantur’s ability to focus on its cruise business and Latin America.  In December, the company reached an agreement to sell these non-core businesses, the closing of which is subject to customary conditions.  This disposition, combined with the previously announced global restructuring actions, resulted in a charge of $43.0 million in the fourth quarter ($56.9 million for the full year).

Looking forward, the company's guidance and results for 2014 and beyond will exclude these businesses from its non-GAAP measures to provide better comparability.  For example, Pullmantur's non-core businesses have been excluded from Net Yield for 2013 and 2014 in calculating year-over-year Net Yield growth for 2014.  However, in order to ensure comparability with respect to prior guidance, the results of Pullmantur's non-core businesses have been included in the 2013 key statistics.

Further details and reconciliations are available in the supporting financial tables.
2014 Outlook:

>	Adjusted EPS for 2014 is expected to be in the range of $3.20 to $3.40 per share.
>	Net Yields are expected to increase 2% to 3% on a Constant-Currency basis (Approx. 2% As Reported).
>	NCC excluding fuel are expected to be flat to slightly down on a Constant-Currency basis (Approx. flat As Reported).
>	The remaining restructuring and related charges are expected to be approximately $23 million in 2014.
>
In the fourth quarter of 2014, Royal Caribbean International will take delivery of QUANTUM OF THE SEAS, its first newbuild since 2010.  In addition, TUI Cruises, the company’s German joint venture will take delivery of its first newbuild this spring.

“Six months ago we said we thought we had reached an inflection point and these figures clearly bear that out,” said Richard D. Fain, chairman and chief executive officer.  “It has been a challenging year, but the fact that we have achieved our guidance from a year ago nicely demonstrates the strength of our business.  Despite the lingering impact of 2013’s negative media coverage on 2014, the year – and what it portends for future returns – is looking highly promising.”

FOURTH QUARTER RESULTS

Adjusted Net Income for the fourth quarter of 2013 was $50.0 million, or $0.23 per share, compared to Adjusted Net Income of $21.1 million, or $0.10 per share, in the fourth quarter of 2012.  US GAAP net income for the fourth quarter 2013 was $7.0 million or $0.03 per share.  Net Yields on a Constant-Currency basis increased 3.8% during the quarter.  Ticket revenue outperformed expectations as strong close-in demand continued

for Europe and Asia itineraries. Onboard revenue yields increased 8.0% year-over-year on a Constant-Currency basis.

Constant-Currency NCC excluding fuel increased 1.8%.  Bunker pricing net of hedging for the fourth quarter was $686 per metric ton and consumption was 342,200 metric tons.  Currency rates for the quarter were in line with guidance.

During the third quarter, the company recorded restructuring and related charges of $12.2 million and said that it expected additional charges in the fourth quarter.  During the fourth quarter, the company recorded further charges of $43.0 million related to the previously announced global restructuring actions and the pending sale of Pullmantur’s non-core businesses. The company expects to incur approximately $23 million of charges associated with these initiatives in 2014.

FULL YEAR 2013 RESULTS

Adjusted Net Income for the full year 2013 was $530.6 million, or $2.40 per share, compared to Adjusted Net Income of $432.2 million, or $1.97 per share, for the full year 2012. This represents a 22% year-over-year increase in Adjusted EPS.  US GAAP net income for the full year 2013 was $473.7 million, or $2.14 per share.

Net Yields for the full year of 2013 increased 3.2% on a Constant-Currency basis. Onboard revenue yields were up 7.6%.

NCC excluding fuel were up 1.8% on a Constant-Currency basis, which was in line with guidance.

The average bunker price net of hedging for full year 2013 was $687 per metric ton and consumption was 1,344,700 metric tons.  To put this in a historical perspective, Fuel costs per APCD were in line with 2008 levels, as the company has offset a 14% increase in fuel prices by reducing the rate of consumption.

SALE OF PULLMANTUR NON-CORE BUSINESSES
In the fourth quarter, the company reached an agreement to sell Pullmantur’s non-core businesses, the closing of which is subject to customary conditions.  These non-core businesses include a land tour company and a Spanish travel agency.  With Pullmantur’s increasing focus on Latin America, the strategic importance of these businesses to Pullmantur has diminished.

While these non-core businesses are immaterial to the company’s bottom line, they do impact individual components of the income statement.  As described above, in an effort to provide greater transparency into the core cruise business and to facilitate comparability, the company will separate out these operations in its key statistics going forward.  This will make period-over-period comparisons easier and more meaningful.  For example, Adjusted EPS for 2014 will be shown excluding these businesses.

“This transaction is consistent with our on-going efforts to address underperforming assets,” said Jason T. Liberty, chief financial officer. Liberty continued, “It reflects our determination to improve shareholder value.”

FULL YEAR 2014

Bookings during the fourth quarter were on par with historical levels, and the company is experiencing a typical WAVE season.  Booked load factors are up year-over-year for the second, third and fourth quarter, and flat for the first quarter.  Average per diems are ahead of same time last year in all four quarters.  The company expects a Net Yield increase of 2% to 3% on a Constant-Currency basis and approximately 2% on an As Reported basis for the full year.

“While the Caribbean continues to feel pricing pressure, strong demand for our other itineraries has more than compensated.  In particular, load factors and pricing are up significantly for sailings in Europe and Asia.  The overall result is increasing yields despite the remaining overhang from last year’s industry events,” said Liberty.

NCC excluding fuel are expected to be flat to slightly down on a Constant-Currency basis and approximately flat on an As Reported basis – in spite of inflationary pressures, rising insurance costs and continued investment in the product and marketing.

Taking into account current fuel pricing, interest rates, currency exchange rates and the factors detailed above, the company currently estimates 2014 Adjusted EPS will be in the range of $3.20 to $3.40 per share.

First quarter yields are expected to be approximately flat on a Constant-Currency basis (down approximately 2% As Reported).  The first quarter of 2014 is the most difficult comparable due to the timing of last year’s negative media storm and its effect on Caribbean sailings.  Yields in the second, third and fourth quarters are expected to be higher due to easier comparables and strong performance on Europe and Asia itineraries.

FUEL EXPENSE AND SUMMARY OF KEY GUIDANCE STATS
Fuel Expense
The company does not forecast fuel prices, and its fuel cost calculations are based on current at-the-pump prices, net of hedging impacts.  Based on today’s fuel prices the company has included $242 million and $944 million of fuel expense in its first quarter and full year 2014 guidance, respectively.

Forecasted consumption is 55% hedged via swaps for 2014 and 47%, 24% and 5% hedged for 2015, 2016 and 2017, respectively.  For the same four-year period, the average cost per metric ton of the hedge portfolio is approximately $613, $631, $604 and $640, respectively.

The company provided the following fuel statistics for the first quarter and full year 2014:

FUEL STATISTICS	First Quarter 2014	Full Year 2014
Fuel Consumption (metric tons)	342,000	1,352,000
Fuel Expenses	$242 million	$944 million
Percent Hedged (fwd consumption)	52%	55%
Impact of 10% change in fuel prices	$11.5 million	$41.4 million

In summary, the company provided the following guidance for the first quarter and full year of 2014:

GUIDANCE	As-Reported	Constant-Currency
First Quarter 2014
Net Yields	Approx. (2%)	Approx. Flat
Net Cruise Costs per APCD	1% to 2%	Approx. 2%
Net Cruise Costs per APCD excluding Fuel	Approx. 2%	2% to 3%

Full Year 2014
Net Yields	Approx. 2%	2% to 3%
Net Cruise Costs per APCD	Approx. Flat	Approx. Flat
Net Cruise Costs per APCD excluding Fuel	Approx. Flat	Flat to slightly down

	First Quarter 2014	Full Year 2014
Capacity Increase	0.7%	1.7%
Depreciation and Amortization	$190 to $200 million	$780 to $790 million
Interest Expense, net	$60 to $70 million	$260 to $270 million
Adjusted EPS	$0.20 to $0.30	$3.20 to $3.40

1% Change in Currency	$2 million	$11 million
1% Change in Net Yield	$14 million	$61 million
1% Change in NCC x fuel	$9 million	$34 million

Exchange rates used in guidance calculations
	Current – January	Previous – October
GBP	$1.63	$1.62
CAD	$0.92	$0.97
BRL	$0.42	$0.45
AUD	$0.88	$0.94
EUR	$1.36	$1.36

LIQUIDITY AND FINANCING ARRANGEMENTS
As of December 31, 2013, liquidity was $1.9 billion, including cash and the undrawn portion of the company’s unsecured credit facilities.  The company noted that scheduled debt maturities for 2014, 2015, 2016 and 2017 are $1.6 billion, $1.0 billion, $1.4 billion and $1.2 billion, respectively.

CAPITAL EXPENDITURES AND CAPACITY GUIDANCE

Based upon current ship orders, projected capital expenditures for 2014, 2015, 2016 and 2017 are $1.3 billion, $1.3 billion, $2.1 billion and $0.3 billion, respectively.

“We remain committed to improving our shareholder returns, returning to an investment grade credit and maintaining moderate growth,” said Fain.  “We think that the ships we have on order for our wholly-owned brands will serve us well and we do not anticipate an additional newbuild for delivery in 2017.”

Capacity increases for 2014, 2015, 2016 and 2017 are expected to be 1.7%, 6.9%, 6.7% and 4.1%, respectively.  These figures do not include potential ship sales or additions.  In the fourth quarter of 2014, the Royal Caribbean International brand takes delivery of the first of three Quantum class vessels. This is the first new ship delivery for the brand since 2010.

CONFERENCE CALL SCHEDULED
The company has scheduled a conference call at 10 a.m. Eastern Standard Time today to discuss its earnings.  This call can be heard, either live or on a delayed basis, on the company's investor relations web site at www.rclinvestor.com.

Selected Operational and Financial Metrics

Adjusted Net Income
Represents US GAAP net income adjusted for certain items where the company believes that the adjustment is meaningful when assessing our performance on a comparative basis.  In the fourth quarter of 2013, these adjustments totaled $43.0 million for restructuring and related items. Full year 2013 restructuring and related charges totaled $56.9 million.  In the fourth quarter and full year of 2012, net income was adjusted for Pullmantur impairment related charges totaling $413.9 million.  For comparability purposes, starting in 2014, we will exclude results of the divested Pullmantur non-core businesses from our Adjusted Net Income. In anticipation of the 2014 change, we have presented Adjusted Net Income excluding the estimated impact of the divested Pullmantur non-core businesses in the financial tables.  The estimated impact of the divested Pullmantur non-core businesses was arrived at by adjusting net income (loss) of these businesses for the ownership percentage we will retain as well as intercompany transactions that will no longer be eliminated in our consolidated statements of comprehensive income (loss).

Adjusted Earnings Per Share ("Adjusted EPS")
Represents Adjusted Net Income divided by the diluted shares outstanding at the end of the reporting period.  Adjusted Earnings Per Share estimates for the first quarter and full year of 2014 are presented in lieu of US GAAP earnings per share estimates due to uncertainty in the amount of Pullmantur non-core business results that we will absorb in 2014 resulting from the unknown timing for satisfaction of the sale conditions precedent.

Available Passenger Cruise Days (“APCD”)
APCD is our measurement of capacity and represents double occupancy per cabin multiplied by the number of cruise days for the period.  We use this measure to perform capacity and rate analysis to identify the main non-capacity drivers that cause our cruise revenues and expenses to vary.

Constant-Currency
We believe Net Yields and Net Cruise Costs are our most relevant financial measures.  However, a significant portion of our revenue and expenses are denominated in currencies other than the United States dollar. Because our reporting currency is the United States dollar, the value of these revenues and expenses in US dollars will be affected by changes in currency exchange rates.  Although such changes in local currency prices is just one of many elements impacting our revenues and expenses, it can be an important element.  For this reason, we also monitor Net Yields and Net Cruise Costs on a “Constant-Currency” basis – i.e. as if the current period’s currency exchange rates had remained constant with the comparable prior period’s rates.  We calculate "Constant-Currency" by applying the average prior year period exchange rates for each of the corresponding months of the reported and/or forecasted period, so as to calculate what the results would have been had exchange rates been the same throughout both periods.  We do not make predictions about future exchange rates and use current exchange rates for calculations of future periods.  It should be emphasized that the use of Constant-Currency is primarily used by us for comparing short-term changes and/or projections.

Over the longer term, changes in guest sourcing and shifting the amount of purchases between currencies significantly change the impact of the purely currency-based fluctuations.

Gross Cruise Costs
Gross Cruise Costs represent the sum of total cruise operating expenses plus marketing, selling and administrative expenses.

Gross Yields
Gross Yields represent total revenues per APCD.

Net Cruise Costs (“NCC”)
Net Cruise Costs represent Gross Cruise Costs excluding commissions, transportation and other expenses and onboard and other expenses.  In measuring our ability to control costs in a manner that positively impacts net income, we believe changes in Net Cruise Costs (and Net Cruise Costs Excluding Fuel) to be the most relevant indicators of our performance.  A reconciliation of historical Gross Cruise Costs to Net Cruise Costs is provided below under Results of Operations.  We have not provided a quantitative reconciliation of projected Gross Cruise Costs to projected Net Cruise Costs due to the significant uncertainty in projecting the costs deducted to arrive at these measures.  Accordingly, we do not believe that reconciling information for such projected figures would be meaningful.  For comparability purposes, starting in 2014, we will exclude results of the divested Pullmantur non-core businesses from our Net Cruise Costs. In anticipation of the 2014 change, we have presented Net Cruise Costs excluding these Pullmantur non-core businesses in the financial tables.

Net Revenues
Net Revenues represent total revenues less commissions, transportation and other expenses and onboard and other expenses.  For comparability purposes, starting in 2014, we will exclude results of the divested Pullmantur non-core businesses from our Net Revenues. In anticipation of the 2014 change, we have presented Net Revenues excluding these Pullmantur non-core businesses in the financial tables.

Net Yields
Net Yields represent Net Revenues per APCD.  We utilize Net Revenues and Net Yields to manage our business on a day-to-day basis as we believe that it is the most relevant measure of our pricing performance because it reflects the cruise revenues earned by us net of our most significant variable costs, which are commissions, transportation and other expenses and onboard and other expenses.  We have not provided a quantitative reconciliation of projected Gross Yields to projected Net Yields due to the significant uncertainty in projecting the costs deducted to arrive at this measure.  Accordingly, we do not believe that reconciling information for such projected figures would be meaningful.  For comparability purposes, starting in 2014, we will exclude results of the divested Pullmantur non-core businesses from our Net Yields. In anticipation of the 2014 change, we have presented Net Yields excluding these Pullmantur non-core businesses in the financial tables.

Occupancy
Occupancy, in accordance with cruise vacation industry practice, is calculated by dividing Passenger Cruise Days by APCD.  A percentage in excess of 100% indicates that three or more passengers occupied some cabins.

Passenger Cruise Days
Passenger Cruise Days represent the number of passengers carried for the period multiplied by the number of days of their respective cruises.

Royal Caribbean Cruises Ltd. (NYSE, OSE: RCL) is a global cruise vacation company that owns Royal Caribbean International, Celebrity Cruises, Pullmantur, Azamara Club Cruises and CDF Croisières de France, as well as TUI Cruises through a 50 percent joint venture.  Together, these six brands operate a combined total of 41 ships with an additional six under construction contracts.  They operate diverse itineraries around the world that call on approximately 490 destinations on all seven continents.  Additional information can be found on www.royalcaribbean.com, www.celebritycruises.com,

www.pullmantur.es, www.azamaraclubcruises.com, www.cdfcroisieresdefrance.com or www.rclinvestor.com.

Certain statements in this release relating to, among other things, our future performance constitute forward-looking statements under the Private Securities Litigation Reform Act of 1995.  These statements include, but are not limited to, statements regarding expected financial results for the first quarter and full year 2014, costs related to our restructuring initiatives, and the costs and yields expected in 2014 and other future periods.  Words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “goal,” “intend,” “may,” “plan,” “project,” “seek,” “should,” “will,” and similar expressions are intended to identify these forward-looking statements.  Forward-looking statements reflect management’s current expectations, are inherently uncertain and are subject to risks, uncertainties and other factors, which could cause our actual results, performance or achievements to differ materially from the future results, performance or achievements expressed or implied in those forward-looking statements.  Examples of these risks, uncertainties and other factors include, but are not limited to the following: the impact of the economic and geopolitical environment on the demand for cruises, the impact of the economic environment on our ability to generate cash flows from operations or obtain new borrowings from the credit or capital markets in amounts sufficient to satisfy our capital expenditures, debt repayments and other financing needs, incidents or adverse publicity concerning the cruise vacation industry, the uncertainties of conducting business internationally and expanding into new markets, changes in operating and financing costs, vacation industry competition and changes in industry capacity and overcapacity, emergency ship repairs, including the related lost revenue, the impact of ship delivery delays, ship cancellations or ship construction price increases, financial difficulties encountered by shipyards or their subcontractors and the unavailability or cost of air service.

More information about factors that could affect our operating results is included under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our most recent annual report on Form 10-K and subsequent quarterly reports on Form 10-Q, copies of which may be obtained by visiting our Investor Relations web site at www.rclinvestor.com or the SEC’s web site at www.sec.gov. Undue reliance should not be placed on the forward-looking statements in this release, which are based on information available to us on the date hereof. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Adjusted Measures of Financial Performance
This press release includes certain adjusted financial measures as defined under Securities and Exchange Commission rules, which we believe provide useful information to investors as a supplement to our consolidated financial statements which are prepared and presented in accordance with generally accepted accounting principles, or GAAP.

The presentation of adjusted financial information is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP.  These measures may be different from adjusted measures used by other companies. In addition, these adjusted measures are not based on any comprehensive set of accounting rules or principles. Adjusted measures have limitations in that they do not reflect all of the amounts associated with our results of operations as do the corresponding GAAP measures.

A reconciliation to the most comparable GAAP measure of all adjusted financial measures included in this press release can be found in the tables included at the end of this press release.

ROYAL CARIBBEAN CRUISES LTD.
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)
(unaudited; in thousands, except per share data)

	Quarter Ended		Year Ended
	December 31,		December 31,
	2013	2012	2013	2012
Passenger ticket revenues	$1,290,176	$1,275,117	$5,722,718	$5,594,595
Onboard and other revenues	563,982	531,033	2,237,176	2,093,429
Total revenues	1,854,158	1,806,150	7,959,894	7,688,024
Cruise operating expenses:
Commissions, transportation and other	296,861	294,720	1,314,595	1,289,255
Onboard and other	128,149	124,521	568,615	529,453
Payroll and related	208,979	209,921	841,737	828,198
Food	118,536	115,409	469,653	449,649
Fuel	234,605	229,302	924,414	909,691
Other operating	295,530	284,110	1,186,256	1,151,188
Total cruise operating expenses	1,282,660	1,257,983	5,305,270	5,157,434
Marketing, selling and administrative expenses	262,883	255,494	1,044,819	1,011,543
Depreciation and amortization expenses	190,622	188,536	754,711	730,493
Impairment of Pullmantur related assets	-	385,444	-	385,444
Restructuring and related impairment charges	43,024	-	56,946	-
Operating Income (Loss)	74,969	(281,307)	798,148	403,110

Other income (expense):
Interest income	3,447	5,269	13,898	21,331
Interest expense, net of interest capitalized	(75,709)	(89,036)	(332,422)	(355,785)
Extinguishment of unsecured senior notes	-	(16)	(4,206)	(7,501)
Other income (expense) (including in 2012 $28.5 million net deferred tax expense related to the Pullmantur impairment)	4,311	(27,713)	(1,726)	(42,868)
	(67,951)	(111,496)	(324,456)	(384,823)
Net Income (Loss)	$7,018	$(392,803)	$473,692	$18,287

Earnings (Loss) Per Share:
Basic	$0.03	$(1.80)	$2.16	$0.08
Diluted	$0.03	$(1.80)	$2.14	$0.08

Weighted-Average Shares Outstanding:
Basic	220,197	218,326	219,638	217,930
Diluted	221,561	218,326	220,941	219,457

Comprehensive Income (Loss)
Net Income (Loss)	$7,018	$(392,803)	$473,692	$18,287
Other comprehensive income (loss):
Foreign currency translation adjustments	1,160	4,926	1,529	(2,764)
Change in defined benefit plans	113	(4,567)	10,829	(4,567)
Gain (loss) on cash flow derivative hedges	71,314	8,213	127,829	(51,247)
Total other comprehensive income (loss)	72,587	8,572	140,187	(58,578)

Comprehensive Income (Loss)	$79,605	$(384,231)	$613,879	$(40,291)

STATISTICS
	Quarter Ended		Year Ended
	December 31,		December 31,
	2013	2012	2013	2012
Passengers Carried	1,189,870	1,144,656	4,884,763	4,852,079

Passenger Cruise Days	8,928,658	8,796,654	35,561,772	35,197,783

APCD	8,640,612	8,643,664	33,974,852	33,705,584

Occupancy	103.3%	101.8%	104.7%	104.4%

ROYAL CARIBBEAN CRUISES LTD.
CONSOLIDATED BALANCE SHEETS
(in thousands, except share data)

	As of
	December 31,	December 31,
	2013	2012
	(unaudited)
Assets
Current assets
Cash and cash equivalents	$204,687	$194,855
Trade and other receivables, net	259,746	281,421
Inventories	151,244	146,295
Prepaid expenses and other assets	252,852	207,662
Derivative financial instruments	87,845	57,827
Total current assets	956,374	888,060

Property and equipment, net	17,517,752	17,451,034
Goodwill	439,231	432,975
Other assets	1,159,590	1,055,861
	$20,072,947	$19,827,930

Liabilities and Shareholders' Equity
Current liabilities
Current portion of long-term debt	$1,563,378	$1,519,483
Accounts payable	372,226	351,587
Accrued interest	103,025	106,366
Accrued expenses and other liabilities	563,702	541,722
Customer deposits	1,664,679	1,546,993
Total current liabilities	4,267,010	4,066,151
Long-term debt	6,511,426	6,970,464
Other long-term liabilities	486,246	482,566

Commitments and contingencies

Shareholders' equity
Preferred stock ($0.01 par value; 20,000,000 shares authorized;
none outstanding)	-	-
Common stock ($0.01 par value; 500,000,000 shares authorized;
230,782,315 and 229,080,109 shares issued, December 31, 2013
and December 31, 2012, respectively)	2,308	2,291
Paid-in capital	3,159,038	3,109,887
Retained earnings	6,054,952	5,744,791
Accumulated other comprehensive income (loss)	5,671	(134,516)
Treasury stock (10,308,683 common shares at
cost, December 31, 2013 and December 31, 2012)	(413,704)	(413,704)
Total shareholders' equity	8,808,265	8,308,749
	$20,072,947	19,827,930

ROYAL CARIBBEAN CRUISES LTD.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited, in thousands)
	Year Ended
	December 31,
	2013	2012
Operating Activities
Net income	$473,692	$18,287
Adjustments:
Depreciation and amortization	754,711	730,493
Impairment of Pullmantur related assets	-	385,444
Restructuring related impairments	33,514	-
Net deferred tax expense related to Pullmantur impairment	-	28,488
Loss (gain) on derivative instruments not designated as hedges	19,287	(2,014)
Loss on extinguishment of unsecured senior notes	4,206	7,501
Changes in operating assets and liabilities:
Decrease in trade and other receivables, net	95,401	8,026
Increase in inventories	(4,321)	(1,645)
Increase in prepaid expenses and other assets	(22,657)	(1,614)
Increase in accounts payable	18,957	36,602
Decrease in accrued interest	(3,341)	(15,786)
(Decrease) increase in accrued expenses and other liabilities	(6,714)	33,060
Increase in customer deposits	37,077	103,733
Cash received on settlement of derivative financial instruments	-	69,684
Dividends received from unconsolidated affiliates	5,093	-
Other, net	7,163	(18,525)
Net cash provided by operating activities	1,412,068	1,381,734

Investing Activities
Purchases of property and equipment	(763,777)	(1,291,499)
Cash paid on settlement of derivative financial instruments	(17,338)	(10,886)
Investments in unconsolidated affiliates	(70,626)	-
Cash payments received on loan to unconsolidated affiliate	23,372	23,512
Proceeds from the sale of ship	-	9,811
Other, net	3,831	5,739
Net cash used in investing activities	(824,538)	(1,263,323)

Financing Activities
Debt proceeds	2,449,464	2,558,474
Debt issuance costs	(57,622)	(75,839)
Repayments of debt	(2,856,481)	(2,561,290)
Dividends paid	(143,629)	(117,707)
Proceeds from exercise of common stock options	30,125	15,146
Other, net	1,517	1,599
Net cash used in financing activities	(576,626)	(179,617)

Effect of exchange rate changes on cash	(1,072)	(6,125)

Net increase (decrease) in cash and cash equivalents	9,832	(67,331)
Cash and cash equivalents at beginning of year	194,855	262,186
Cash and cash equivalents at end of year	$204,687	$194,855

Supplemental Disclosure
Cash paid during the year for:
Interest, net of amount capitalized	$319,476	$341,047

Non cash Investing Activities
Purchase of property and equipment through asset trade in	$46,375	$-

ROYAL CARIBBEAN CRUISES LTD.
NON-GAAP RECONCILING INFORMATION
(unaudited)

 Gross Yields and Net Yields were calculated as follows (in thousands, except APCD and Yields):
	Quarter Ended			Year Ended
	December 31,			December 31,
	2013	2013 On a Constant Currency basis	2012	2013	2013 On a Constant Currency basis	2012

Passenger ticket revenues	$1,290,176	$1,300,998	$1,275,117	$5,722,718	$5,756,849	$5,594,595
Onboard and other revenues	563,982	562,044	531,033	2,237,176	2,232,642	2,093,429
Total revenues	1,854,158	1,863,042	1,806,150	7,959,894	7,989,491	7,688,024
Less:
Commissions, transportation and other	296,861	297,193	294,720	1,314,595	1,319,340	1,289,255
Onboard and other	128,149	127,407	124,521	568,615	567,094	529,453
Net revenues	1,429,148	1,438,442	1,386,909	6,076,684	6,103,057	5,869,316
Less:
Net revenues related to businesses held for sale	75,707	73,052	65,331	218,350	211,627	189,527
Net revenues excluding businesses held for sale	$1,353,441	$1,365,390	$1,321,578	$5,858,334	$5,891,430	$5,679,789

APCD	8,640,612	8,640,612	8,643,664	33,974,852	33,974,852	33,705,584
Gross Yields	$214.59	$215.61	$208.96	$234.29	$235.16	$228.09
Net Yields	$165.40	$166.47	$160.45	$178.86	$179.63	$174.13
Net Yields excluding businesses held for sale	$156.64	$158.02	$152.90	$172.43	$173.41	$168.51

Gross Cruise Costs, Net Cruise Costs and Net Cruise Costs Excluding Fuel were calculated as follows (in thousands, except APCD and costs per APCD):
	Quarter Ended			Year Ended
	December 31,			December 31,
	2013	2013 On a Constant Currency basis	2012	2013	2013 On a Constant Currency basis	2012
Total cruise operating expenses	$1,282,660	$1,278,102	$1,257,983	$5,305,270	$5,302,946	$5,157,434
Marketing, selling and administrative expenses	262,883	261,806	255,494	1,044,819	1,043,050	1,011,543
Gross Cruise Costs	1,545,543	1,539,908	1,513,477	6,350,089	6,345,996	6,168,977
Less:
Commissions, transportation and other	296,861	297,193	294,720	1,314,595	1,319,340	1,289,255
Onboard and other	128,149	127,407	124,521	568,615	567,094	529,453
Net Cruise Costs	$1,120,533	$1,115,308	$1,094,236	$4,466,879	$4,459,562	$4,350,269
Less:
Fuel	234,605	234,647	229,302	924,414	927,572	909,691
Net Cruise Costs Excluding Fuel	$885,928	$880,661	$864,934	$3,542,465	$3,531,990	$3,440,578

Net Cruise Costs	$1,120,533	$1,115,308	$1,094,236	$4,466,879	$4,459,562	$4,350,269
Less:
Net Cruise Costs related to businesses held for sale	72,937	70,500	59,269	224,864	219,241	199,596
Net Cruise Costs excluding businesses held for sale	$1,047,596	$1,044,808	$1,034,967	$4,242,015	$4,240,321	$4,150,673
Less:
Fuel	234,605	234,647	229,302	924,414	927,572	909,691
Net Cruise Costs Excluding Fuel and businesses held for sale	$812,991	$810,161	$805,665	$3,317,601	$3,312,749	$3,240,982

APCD	8,640,612	8,640,612	8,643,664	33,974,852	33,974,852	33,705,584
Gross Cruise Costs per APCD	$178.87	$178.22	$175.10	$186.91	$186.79	$183.03
Net Cruise Costs per APCD	$129.68	$129.08	$126.59	$131.48	$131.26	$129.07
Net Cruise Costs excluding businesses held for sale per APCD	$121.24	$120.92	$119.74	$124.86	$124.81	$123.14
Net Cruise Costs Excluding Fuel per APCD	$102.53	$101.92	$100.07	$104.27	$103.96	$102.08
Net Cruise Costs Excluding Fuel and businesses held for sale per APCD	$94.09	$93.76	$93.21	$97.65	$97.51	$96.16

ROYAL CARIBBEAN CRUISES LTD.
NON-GAAP RECONCILING INFORMATION (CONTINUED)
(unaudited)

 Net Debt-to-Capital was calculated as follows (in thousands):

	As of
	December 31,	December 31,
	2013	2012
Long-term debt, net of current portion	$6,511,426	$6,970,464
Current portion of long-term debt	1,563,378	1,519,483
Total debt	8,074,804	8,489,947
Less: Cash and cash equivalents	204,687	194,855
Net Debt	$7,870,117	$8,295,092

Total shareholders' equity	$8,808,265	$8,308,749
Total debt	8,074,804	8,489,947
Total debt and shareholders' equity	16,883,069	16,798,696
Debt-to-Capital	47.8%	50.5%
Net Debt	7,870,117	8,295,092
Net Debt and shareholders' equity	$16,678,382	$16,603,841
Net Debt-to-Capital	47.2%	50.0%

Adjusted Net Income and Adjusted Earnings per Share were calculated as follows (in thousands, except per share data):
	Quarter Ended		Year Ended
	December 31,		December 31,
	2013	2012	2013	2012

Net Income (loss)	$7,018	$(392,803)	$473,692	$18,287
Pullmantur impairment related charges 1	-	413,932	-	413,932
Restructuring and related impairment charges	43,024	-	56,946	-
Adjusted Net Income	50,042	21,129	530,638	432,219
Estimated impact of divesting businesses held for sale	(187)	(2,375)	8,586	10,654
Adjusted Net Income excluding estimated impact of businesses held for sale	$49,855	$18,754	$539,224	$442,873

Weighted-Average Shares Outstanding - Diluted	221,561	218,326	220,941	219,457

Earnings (loss) per Share - Diluted	$0.03	$(1.80)	$2.14	$0.08
Pullmantur impairment related charges1	-	1.90	-	1.89
Restructuring and related impairment charges	0.20	-	0.26	-
Adjusted Earnings per Share - Diluted	0.23	0.10	2.40	1.97

Estimated impact of divesting businesses held for sale	-	(0.01)	0.04	0.05
Adjusted Earnings per Share excluding estimated impact of businesses held for sale - Diluted	$0.23	$0.09	$2.44	$2.02

1	Includes $28.5 million in net deferred tax expense related to Pullmantur impairment.